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                                                                October 14, 1994



AMR Corporation
P.O. Box 619616
Dallas/Fort Worth Airport, Texas 753261-9616


                             Registration Statement
                    on Form S-4 (Registration No. 33-55191)

Dear Sirs:

                 We have acted as counsel for AMR Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (No. 33-55191) on Form S-4, as amended by Amendments No. 1, No. 2 and No. 3 thereto (the "Registration Statement"), relating to the proposed offer of an aggregate maximum of $1,100,000,000 principal amount of the Company's debentures designated as its 6 1/8% Convertible Subordinated Quarterly Income Capital Securities due 2024 (the "Debentures"), to be issued under an Indenture (the "Indenture"), dated as of November 1, 1994, between the Company and The First National Bank of Chicago, as trustee, in exchange for the Company's
Series A Cumulative Convertible Preferred Stock (the "Preferred Stock").
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AMR Corporation                       2                         October 14, 1994



                 In connection with the foregoing, you have requested that we render the opinion set forth below. In rendering such opinion, we have examined and relied upon the representations and warranties as to factual matters made in or pursuant to the documents referred to above and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

                 Subject to the foregoing and the qualifications and limitations set forth herein and in the Prospectus, the statements set forth in the Prospectus under the captions "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons", to the extent that such statements relate to matters of law or legal conclusion, constitute the opinion of Debevoise & Plimpton.

                 This opinion is based on the relevant law in effect (or, in the case of Proposed Treasury Regulations, proposed) and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Certain Federal Income Tax Considerations" and "Certain Federal Tax Considerations for Non-United States Persons" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ DEBEVOISE & PLIMPTON